Exhibit 99.1

Watsco Achieves Record Sales, Net Income and EPS

During Second Quarter;

EPS Climbs 29% to $1.48 on Sales and Income

Increases of 11% and 31%, Respectively

MIAMI, FLORIDA — (BUSINESS WIRE), July 18, 2013 — Watsco, Inc. (NYSE:WSO) today reported results for the second quarter and for the six months ended June 30, 2013.

Second Quarter Results

Earnings per share increased 29% to a record $1.48 per diluted share and net income increased 31% to $51 million.

Operating income increased 22% to a record $105 million with operating margin expanding 90 basis-points to a record 9.4%. On a same-store basis, operating income increased 21% with a 100 basis-point improvement in operating margin to 9.5%.

Revenues grew 11% to a record $1.12 billion. On a same-store basis, sales increased 8%, reflecting an 11% increase in air conditioning and heating (HVAC) equipment (65% of sales), a 4% increase in other HVAC products (31% of sales) and a 6% increase in commercial refrigeration products (4% of sales).

Gross profit increased 12% to a record $267 million with a 20 basis-point improvement in gross profit margin to 23.8%. On a same-store basis, gross profit increased 9% and gross profit margin improved by 20 basis-points to 23.8%. Selling, general and administrative (SG&A) expenses increased 6% to $162 million and, as a percentage of sales, were a record low of 14.4%. Excluding new locations, SG&A increased 2% and was 14.3% as a percentage of sales.

Albert Nahmad, Watsco’s President & CEO stated: “Our second quarter performance produced the highest sales and the greatest profits of any quarter in Watsco’s history. We delivered strong earnings growth and margin expansion from a combination of solid sales growth, better selling margins and operating efficiencies. We remain focused on our fundamentals – gaining share for our supplier partners, improving operating efficiency and having the products and people in place to best serve our customers.”

First Half 2013 Results

Earnings per share increased 33% to a record $1.87 per diluted share and net income increased 36% to a record $65 million.

Operating income increased 28% to a record $136 million with operating margin expanding 100 basis-points to 7.4%. On a same-store basis, operating income increased 25% with a 110 basis-point improvement in operating margin to 7.6%.

Revenues grew 11% to a record $1.8 billion. On a same-store basis, sales increased 6%, reflecting an 8% increase in sales of HVAC equipment (64% of sales), a 3% increase in other HVAC products (31% of sales) and a 6% increase in commercial refrigeration products (5% of sales).

Gross profit increased 14% to a record $442 million with a 50 basis-point improvement in gross profit margin to 24.1%. On a same-store basis, gross profit increased 8% and gross profit margin improved by 30 basis-points to 24.0%. SG&A expenses increased 8% to $306 million and, as a percentage of sales, were a record low of 16.7%. Excluding new locations, SG&A increased 1% to $286 million and as a percentage of sales were 16.4%.

Results include 35 new locations from a joint venture formed on April 27, 2012 with Carrier Corporation in Canada, of which Watsco owns 60% and Carrier owns 40%. The results also reflect a 10% greater ownership interest in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier in 2009.

Cash Flow and Dividends

For the six months ended June 30, 2013, Watsco used $77 million of operating cash flow versus $60 million last year primarily to fund incremental working capital requirements for the summer selling season. The Company expects to meet or exceed its annual target of generating operating cash flow greater than net income in 2013. From 2000 to 2012, operating cash flow was approximately $1.1 billion compared to net income of approximately $900 million, surpassing the Company’s stated goal.

Dividends paid during 2013 were $17 million. In January 2013, the Company established a regular quarterly dividend rate of 25 cents per share. Watsco has paid a dividend to shareholders for 39 consecutive years.

At June 30, 2013, cash and cash equivalents were $26 million, borrowings were $398 million and the Company’s debt-to-total-capitalization ratio was 27%. On July 1, 2013, Watsco amended its $500 million credit facility. The amendment improved pricing, covenants and extends the maturity to July 1, 2018.

Outlook for 2013

Watsco’s outlook for full-year 2013 diluted earnings per share is within the range of $3.65 to $3.80 per diluted share, representing a prospective growth rate of 20% to 25% over 2012’s results (adjusted to exclude a 33 cent reduction in diluted EPS related to a $5.00 special dividend paid in October 2012).

As for dividends, the Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. The Company intends to reduce debt and evaluate the payment of an increased dividend before the end of 2013.

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (EDT) on July 18, 2013 to discuss its second quarter results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 652-5200 and for international callers is (412) 317-6060.

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 90 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 570 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is approximately 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$1,120,452	$1,011,801	$1,834,085	$1,645,313
Cost of sales	853,772	773,326	1,391,959	1,256,216

Gross profit	266,680	238,475	442,126	389,097
Gross profit margin	23.8%	23.6%	24.1%	23.6%

SG&A expenses	161,595	152,604	306,487	283,317

Operating income	105,085	85,871	135,639	105,780
Operating margin	9.4%	8.5%	7.4%	6.4%

Interest expense, net	1,688	1,350	2,870	2,238
Income before income taxes	103,397	84,521	132,769	103,542
Income taxes	30,815	23,620	39,098	29,148

Net income	72,582	60,901	93,671	74,394
Less: net income attributable to noncontrolling interest	21,264	21,798	28,968	26,824

Net income attributable to Watsco, Inc.	$51,318	$39,103	$64,703	$47,570

Diluted earnings per share:
Net income attributable to Watsco’s shareholders	$51,318	$39,103	$64,703	$47,570
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	3,623	2,702	4,560	3,297

Earnings allocated to Watsco’s shareholders	$47,695	$36,401	$60,143	$44,273

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,248,855	31,783,707	32,231,246	31,309,088

Diluted earnings per share for Common and Class B common stock	$1.48	$1.15	$1.87	$1.41

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012
Cash and cash equivalents	$25,531	$73,770
Accounts receivable, net	525,613	377,655
Inventories	692,006	546,083
Other	17,834	17,943

Total current assets	1,260,984	1,015,451

Property and equipment, net	43,912	42,842
Goodwill, intangibles, net and other	608,113	623,762

Total assets	$1,913,009	$1,682,055

Accounts payable and accrued expenses	$361,773	$282,354
Current portion of long-term obligations	4	4

Total current liabilities	361,777	282,358

Borrowings under revolving credit agreement	398,276	316,182
Deferred income taxes and other liabilities	62,889	61,475

Total liabilities	822,942	660,015

Watsco’s shareholders’ equity	794,889	748,214
Noncontrolling interest	295,178	273,826

Shareholders’ equity	1,090,067	1,022,040

Total liabilities and shareholders’ equity	$1,913,009	$1,682,055

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